EXTENSION AGREEMENT #6

THIS EXTENSION AGREEMENT #6 is dated for reference and effective as of June 25, 2011.

BETWEEN:

HUBEI MINKANG PHARMACEUTICAL LTD.

and

HBMK PHARMACEUTICAL LIMITED

WHEREAS the parties are party to a Letter of Intent, dated September 27, 2010, which was fully executed on October 18, 2010;

AND WHEREAS the parties have been unable to enter into a Formal Agreement by November 15, 2010;

AND WHEREAS Section 13 of the Letter of Intent provides among other things that if the parties have not entered into a Formal Agreement on or before November 15, 2010, then either party may terminate the Letter of Intent and that the Letter of Intent shall have no force and effect unless the deadline date for entering into a Formal Agreement is extended as may be mutually agreed to by the parties in writing for a maximum of 14 days per extension.

AND WHEREAS the parties are each a party to an Extension Agreement dated March 10, 2011, but having an effective date of November 15, 2010 (the “Extension Agreement”), which extended the deadline date for entering into a Formal Agreement to on or before April 30, 2011.

AND WHEREAS the parties are each a party to an Extension Agreement #2 dated April 30, 2011 (the “Extension Agreement #2”), which extended the deadline date for entering into a Formal Agreement to on or before May 14, 2011.

AND WHEREAS the parties are each a party to an Extension Agreement #3 dated May 14, 2011 (the “Extension Agreement #3”), which extended the deadline date for entering into a Formal Agreement to on or before May 28, 2011

AND WHEREAS the parties are each a party to an Extension Agreement #4 dated May 28, 2011 (the “Extension Agreement #4”), which extended the deadline date for entering into a Formal Agreement to on or before June 11, 2011

AND WHEREAS the parties are each a party to an Extension Agreement #5 dated June 11, 2011 (the “Extension Agreement #5”), which extended the deadline date for entering into a Formal Agreement to on or before June 25, 2011

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Since the parties have not entered into a Formal Agreement on or before November 15, 2010, or by the Extension Agreement deadline date of April 30, 2011, or by the Extension Agreement #2 deadline date of May 14, 2011, or by the Extension Agreement #3 deadline date of May 28, 2011, or by the Extension Agreement #4 deadline date of June 11, 2011, or by the Extension Agreement #5 deadline date of June 25, 2011, the parties hereby agree to extend the deadline date for entering into a Formal Agreement to on or before July 9, 2011.

2. The deadline date in Section 13 of the Letter of Intent shall be extended to July 9, 2011.

3. All other terms and conditions of the Letter of Intent shall remain in full force and effect.

4. This Extension Agreement #6 may be executed in original or counterpart form, delivered by facsimile, email pdf attachment or otherwise, and when executed by the parties as aforesaid, shall be deemed to constitute one agreement and shall take effect as such.

IN WITNESS WHEREOF each of the Parties hereto has hereunto executed this Extension Agreement #6 as set forth on the front page of this Extension Agreement #6.

HUBEI MINKANG	)
PHARMACEUTICAL LTD.	)
)
)
Per: /s/ Hsien Loong Wong	)
Authorized Signatory	)
)
Hsien Loong Wong, President & Director	)
(print name and title)

HBMK PHARMACEUTICAL LIMITED	)
)
)
)
Per: /s/ Lee Tong Tai	)
Authorized Signatory	)
)
Lee Tong Tai, Director	)
(print name and title)